PROSPECTUS SUPPLEMENT NO. 1 (TO PROSPECTUS DATED MAY 12, 2006)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-133786

Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated May 12, 2006 relating to the resale of up to 12,167,047 shares of our common stock by Kingsbridge Capital Limited (“Kingsbridge”).

This prospectus supplement should be read in conjunction with the prospectus dated May 12, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect a draw down by us pursuant to the Common Stock Purchase Agreement, dated April 17, 2006, between Kingsbridge and ourselves.

The table appearing under the caption “Selling Stockholder” on page 20 of the prospectus is hereby supplemented by adding the following to the end of footnote (2) to that table:

“On May 12, 2006, the date this prospectus became effective, no draw downs had been made, and no shares of our common stock had been issued, pursuant to the Common Stock Purchase Agreement we entered into with Kingsbridge on April 17, 2006. Since May 12, 2006, we have made the following draw downs pursuant to the Common Stock Purchase Agreement:

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On May 16, 2006, we delivered notice to Kingsbridge to effect a draw down of up to $2.5 million. The first trading day of the eight day pricing period for this draw down was May 17, 2006. In connection with this draw down, we issued an aggregate of 1,078,519 shares of our common stock to Kingsbridge at an aggregate purchase price of $2,187,500. The settlement dates for this drawdown were May 23, 2006 and May 30, 2006.”

In addition, footnote (1) to the table appearing under the caption “Selling Stockholder” on page 20 of the prospectus is hereby amended to read as follows:

“(1)   The address of Kingsbridge is Kingsbridge Capital, PO Box 1075, Attention Tony Hillman, Elizabeth House, 9 Castle Street, St Helier, Jersey, JE4 2QP, Channel Islands.”

Investing in our common stock involves significant risks. See “Risk Factors” beginning on Page 7 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 31, 2006.